Exhibit 10

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement (the “Amendment”) is made as of September 30, 2009 between Electro Scientific Industries, Inc. (“ESI” or the “Company”) and Nicholas Konidaris (“Executive”).

Pursuant to an Employment Agreement dated as of January 7, 2004 (the “Employment Agreement”), as amended, between the Company and Executive, the Company agreed to employ Executive, and Executive agreed to provide his services and expertise, in the position of President and Chief Executive Officer.

WHEREAS, the parties wish to amend the Employment Agreement with respect to the payment to Executive in the event there is a termination of Executive without cause or a termination by Executive for good reason.

NOW, THEREFORE, the parties agree as follows:

1. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Employment Agreement.

2. Section 9(b)(ii) of the Employment Agreement is amended in its entirety to read as follows:

(ii) if a without Cause termination or termination for Good Reason occurs and there has been no Change of Control, (A) a severance payment (subject to applicable taxes and withholding) in an amount equal to one year of Executive’s Base Salary in effect immediately prior to the time of termination paid in equal installments in accordance with ESI’s normal pay practices over the 12 month period following the date of termination, plus the prorata portion of the bonus that would have been earned by Executive for the year in which the termination occurs (prorated for the number of days in the year prior to the date of the termination) and (B) all equity awards will continue to vest for two years following the date of termination and will continue to be exercisable for three years following the date of termination (subject to the original expiration date of the award); provided, however, that any payments made pursuant to this subsection (ii) shall be repaid by Executive and the continued vesting and exercisability of equity awards provided in this subsection (ii) shall terminate in the event Executive violates in any material respect the Employee Confidentiality, Non Competition and Assignment Agreement provided for in Section 10(a) hereof;

3. All equity awards made to Executive after the date of this Amendment shall provide that upon Executive’s retirement after age 67, any unvested part of the award will continue to vest and will continue to be exercisable for three years following the date of retirement (subject to the original expiration date of the award; provided, however, that exercisability of equity awards provided in this subsection (ii) shall terminate in the event Executive violates in any material respect the Employee Confidentiality, Non Competition and Assignment Agreement provided for in Section 10(a) hereof.

4. Except as modified hereby, the Employment Agreement, as amended, remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first written above.

ELECTRO SCIENTIFIC INDUSTRIES, INC.

By:	/S/ JON D. TOMPKINS
Name:	Jon D. Tompkins
Title:	Chairman of the Board

/S/ NICHOLAS KONIDARIS
Nicholas Konidaris, Executive